Exhibit 7(b)(2)

                               P-COM, INC.
     PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS - Unaudited
                For the three months ended March 31, 1997
                   (in thousands except per share data)


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                           P-COM          CSM       Adjustments      Pro Forma

Net Sales              $   38,144     $      739     $       --     $   38,883

Cost of sales              22,736            365             --         23,101
                       ----------     ----------     ----------     ----------
  Gross profit             15,408            374             --         15,782
                       ----------     ----------     ----------     ----------

Operating expenses:
  Research and
    development             6,014             --             --          6,014
  Sales and marketing       2,556             38             --          2,594
  General and
    administrative          2,261            258            278(a)       2,797
                       ----------     ----------     ----------     ----------
    Total operating
      expenses             10,831            296            278         11,405
                       ----------     ----------     ----------     ----------

Income from operations      4,577             78           (278)         4,377

Non-operating income
  (expense)
  Interest income             344             13             --            357
  Other income
    (expense), net           (354)            --             --           (354)
                       ----------     ----------     ----------     ----------
Income before taxes         4,567             91           (278)         4,380

Provision for
  income taxes              1,553             --             --          1,553
                       ----------     ----------     ----------     ----------
Net income             $    3,014     $       91     $     (278)    $    2,827
                       ==========     ==========     ==========     ==========

Net income per share   $     0.15     $       --     $       --     $     0.14
                       ==========     ==========     ==========     ==========

Weighted average
  common and common
  equivalent shares        20,260                                       20,658


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